                                                               EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

                          DATED AS OF NOVEMBER 25, 1997

                                  BY AND AMONG

                           PROTEIN SECURITIES COMPANY

                                       AND

                               GULF PROTEIN, INC.







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                            ASSET PURCHASE AGREEMENT

                  THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of November 25, 1997 by and among Protein Securities Company, a Delaware corporation ("Purchaser"), and Gulf Protein, Inc., a Louisiana corporation (the "Company").

                              PRELIMINARY STATEMENT

                  The Company is engaged in menhaden fishing and the production and sale of fish meal, fish oil and fish solubles (collectively, the "Business"). On the terms and subject to the conditions set forth herein, the Company desires to sell, and Purchaser desires to purchase, the properties and assets of the Business by means of asset purchases (such asset purchases being the "Acquisition").

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and undertakings contained herein, the parties hereto hereby agree as follows:

                  Paragraph 1. Certain Defined Terms. As used in this Agreement, the following terms have the meanings assigned to them below in this Paragraph
1. Capitalized terms used in this Agreement and not defined below in this Paragraph 1 have the meanings assigned to them in the Preliminary Statement or
Article IX of the Standard Provisions, as the case may be.

                  "Acquired Business" means the Business.

                  "Acquisition Consideration" has the meaning specified in Paragraph 2.

                  "Assumed Liabilities" has the meaning specified in Paragraph 2.

                  "Closing" has the meaning specified in Paragraph 3.

                  "Closing Date" means November 25, 1997 or such later date as to which Purchaser and the Company may agree in writing.

                  "Company" means Gulf Protein, Inc., a Louisiana corporation.

                  "Company Transfer Documents" has the meaning specified in Paragraph 2.

                  "Current Balance Sheet" means the balance sheet of the Company, as of March 31, 1997.

                  "Current Balance Sheet Date" means March 31, 1997.



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                  "Effective Date" means the Closing Date.

                  "Financial Statements" means the balance sheet of the Company as of March 31, 1997 and the related statement of operations.

                  "Retained Assets" has the meaning specified in Paragraph 2.

                  "Retained Liabilities" has the meaning specified in
                   Paragraph 2.

                  "Standard Provisions" has the meaning specified in
                   Paragraph 4.

                  Paragraph 2. (A) The Asset Purchase. At the Closing, on the terms and subject to the conditions set forth herein, the Company will sell, convey, assign and transfer to Purchaser, and Purchaser will purchase and acquire from the Company, all the properties, rights and assets of the Company, wherever situated, of every kind, nature and description, tangible and intangible, which are owned and used in connection with the Acquired Business, whether arising by contract, law or otherwise, including any such properties, rights or assets as have been written off and not included on the books of the Company, except for the Retained Assets, all as the same shall exist on the Closing Date (such properties, rights and assets (other than the Retained Assets) being the "Assets"), in each case free of all Liens except for Permitted Liens. The Assets will include (i) all the foregoing (other than the Retained Assets) to the extent used or held for use primarily in connection with the Acquired Business and (ii) the following:

                  (a) all customer lists, sales contracts, credit data and other information relating to present and past customers of the Acquired Business;

                  (b) all maritime vessels used or held for use by the Company in the Business, together with the related purse boats, nets, machinery equipment and supplies, including those identified in Schedule 2(A)(ii)(b);

                  (c) all vehicles and other transportation equipment owned by the Company and used or held for use in the Acquired Business, including those identified in Schedule 2(A)(ii)(c);

                  (d) all aircraft owned by the Company and used or held for use in the Acquired Business, including those identified in Schedule 2(A)(ii)(d) but specifically excluding the aircraft identified as Retained Assets.

                  (e) all the equipment, machinery, tools, appliances, telephone systems, copy machines, fax machines, implements, spare parts, supplies, furniture and all other tangible personal property of every kind and description owned by the Company and used or held for use in the Acquired Business, together with any rights or claims of the Company arising out



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         of the breach of any express or implied warranty by the manufacturers or sellers of any of  such assets;

                  (f) all inventories consisting of purchased parts, factory and yard stores, fuel, oil, shipping containers and supplies owned by the Company and used or held for use in the Acquired Business, whether in the possession of the Company, in the possession of third parties or in transit to or from the Company;

                  (g) all sales and sales promotional data, advertising materials, credit Information, cost and pricing Information, equipment maintenance data, purchasing records and Information, supplier lists, business plans, reference catalogs, purchase orders, sales forms, labels, catalogs, brochures, product display and other similar property, rights and Information;

                  (h) all Proprietary Rights and all engineering, production and other designs, drawings, specifications, formulas, technology, computer and electronic data processing programs and software, inventions, processes and know-how used or held for use in connection with the Acquired Business;

                  (i) any and all goodwill and going concern value of the Acquired Business;

                  (j) all rights to use the name "Gulf Protein"; provided that the Company may retain the use of "Gulf Protein" in connection with the winding up and dissolution of the Company's business to occur following the Closing currently planned to occur by the fourth anniversary of the Closing Date;

                  (k) all rights in, to and under all Governmental Approvals and other rights under any Governmental Requirement held by the Company relating to the Acquired Business, including those listed in Schedule 2(A)(ii)(k) to the extent they can be assigned;

                  (l) excluding protection and indemnity insurance proceeds on employees of the Company to be paid by or to the Company, all insurance policies, insurance proceeds and insurance claims relating to all or any part of the Acquired Business, if any, and, to the extent transferable, the benefit of and the right to enforce the covenants and warranties, if any, that the Company is entitled to enforce against the insurer under such policies with respect to the Acquired Business; provided, however, that the Company may cancel all insurance as of the Effective Date and any refunds due shall not be considered Assets;

                  (m) the Commercial Lease dated July 7, 1997 among Roger D. Thompson, Roberta Thompson and the Company; and

                  (n) the Lease for Class C Encroachment dated February 12, 1993 between the State of Louisiana and the Company.



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Without limiting the generality of the foregoing, the Assets will include those assets reflected on the Current Balance Sheet, other than (i) those that have been disposed of in the ordinary course of business since the Current Balance Sheet Date and (ii) the Retained Assets.

                  (B) Assumed Liabilities. On the Closing Date, Purchaser shall
(1) pay the principal amounts due on those promissory notes of the Company listed on Schedule 2(B)(1) hereto and (2) shall assume the principal amounts due on those promissory notes of the Company listed on Schedule 2(B)(2) and cause the Company and the guarantors of such notes and their respective collateral to be released from any further obligations with respect to such principal amounts (the obligations in respect of such principal amounts on the notes identified in Paragraphs 2(B)(1) and 2(B)(2), and only these obligations, being the "Assumed Liabilities").

                  (C)  Retained Assets and Retained Liabilities.
(i) The Assets will not include, and Purchaser acknowledges that there shall be excluded from the Assets, all the following of the Company (collectively, the "Retained Assets"):

                  (a) the corporate seal, Charter Documents and minute books, stock books and other corporate or similar records of the Company;

                  (b) all product inventories consisting of fish meal, fish oil and fish solubles;

                  (c) all bank accounts, including cash on deposit and uncleared deposits, all petty cash, temporary cash investments and instruments representing the same, marketable securities and other cash and cash equivalents;

                  (d) all accounts receivable, notes receivable, loans receivable and advances, together with all instruments and all documents of title representing any of the foregoing and all guaranties and security in favor of the Company with respect to any of the foregoing;

                  (e)  the aircraft identified on Schedule 2(C)(i)(e);

                  (f) all deposits, prepaid insurance and refunds from cancellation thereof;

                  (g) the rights that accrue or will accrue to the Company under this Agreement;

                  (h) the fishing nets ordered from and not yet delivered by Zapata Nets;

                  (i)  the two oil centrifuges ordered but not yet delivered;

                  (j)  Company employees pension plans and all sums therein;
                       and

                  (k)  the items listed on Schedule 2.09.



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                  (ii) Purchaser is not assuming and will not be obligated by this Agreement or any other Transaction Document to pay, perform, discharge or otherwise be responsible for any debts, liabilities or obligations of the Company, whether accrued, absolute, contingent or otherwise, oral or written, disclosed or undisclosed, except the Assumed Liabilities, and all such debts, liabilities and obligations other than the Assumed Liabilities (the "Retained Liabilities") will remain the responsibility and obligation of the Company. Without limiting the generality of the foregoing, it is expressly agreed that neither Purchaser nor any Affiliate thereof will assume or incur any liabilities or obligations based on, arising out of or in connection with:

                  (a) any Litigation, warranty claim, claim based on violation of any Environmental Law or any other claim associated with or relating to the Assets or the Acquired Business arising out of actions or omissions occurring prior to the Effective Date;

                  (b) any obligations under any contract or other agreement with customers, suppliers or any other party;

                  (c)  any Taxes accruing prior to the Effective Date;

                  (d) except as provided herein any liabilities with respect to any Plan, Employment Agreement or Employee Policies and Procedures or any claims for wages or other compensation, vacation pay, holiday pay or for severance arising out of alleged or actual employment loss (other than any liabilities for wages and benefits related to WARN notices described in Section 6.04(f) hereof);

                  (e)  any Indebtedness of the Company;

                  (f) any liabilities, obligations or expenses of the Company for any broker's or finder's commission relating to this Agreement or any of the transactions contemplated hereby;

                  (g) any liabilities or obligations of the Company arising from or incurred in connection with the negotiation, preparation or execution of this Agreement or the transactions contemplated hereby, including fees and expenses of the Company's counsel; or

                  (h) any liabilities, debts or obligations arising out of actions taken or work done by the Company prior to the Effective Date, including liabilities or obligations arising out of any failure by the Company to perform any contract, commitment or arrangement, including those set forth in any contract with customers, in accordance with its terms prior to the Effective Date.

                  (C) Acquisition Consideration. In consideration of the sale, conveyance, assignment and transfer of the Assets by the Company to Purchaser and in reliance on the

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representations and warranties made herein by the Company, Purchaser agrees on the Closing Date to pay or assume the Assumed Liabilities in accordance with Paragraph 2(B) and to pay to the Company, immediately available funds in the amount of $12,301,751.44 (the "Assets Consideration"). In consideration of the non-competition covenant set forth in Article VIII of the Standard Provisions, Purchaser agrees on the Closing Date to pay to the Company for the benefit of the individuals named in Article VIII of the Standard Provisions, and aggregate immediately available funds in the amount of $600,000 (together with the Assets Consideration, the "Acquisition Consideration").

                  (D) Delivery of Documents. (i) At the Closing, the Company will execute and deliver to Purchaser a general conveyance and assignment agreement substantially in the form agreed to by the parties and any other instruments of transfer deemed necessary or appropriate by Purchaser (collectively, the "Company Transfer Documents").

                  (ii) At the Closing, Purchaser will execute and deliver to the Company an assumption agreement substantially in the form agreed to by the parties (the "Purchaser Assumption Agreement").

                  (F) The Effective Time. The effective time of the Acquisition (the "Effective Time") will be when the Acquisition Consideration is paid.

                  Paragraph 3. The Closing. On or before the Closing Date, the parties hereto will take all actions necessary to (A) effect the Acquisition and
(B) satisfy the document delivery requirements on which the obligations of the parties to effect the Acquisition and the other transactions contemplated hereby are conditioned by the provisions of Article V (all those actions collectively being the "Closing"). The Closing will take place at such time and place on the Closing Date as the Purchaser shall specify.

                  Paragraph 4. Incorporation of Standard Provisions. The Standard Provisions for Asset Purchases attached hereto as Annex 1 (the "Standard Provisions"), hereby are incorporated in this Agreement by this reference and constitute a part of this Agreement with the same force and effect as if set forth at length herein.

                  Paragraph 5. Counterparts. This Agreement may be executed in multiple counterparts, each of which will be an original, but all of which together will constitute one and the same instrument.

                  Paragraph 6. Notices. For purposes of Section 10.06, notices shall be addressed to the Company as follows:



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                           Gulf Protein, Inc.
                           P. O. Box 1230
                           Bridge City, Texas 77611
                           Attn: Jesse Wheeler
                           Fax:  (409) 735-5200

with copies (which shall not constitute notice for purposes of this Agreement) to:

                           Moore, Landrey, Garth, Jones,
                              Burmeister & Hulett
                           390 Park
                           Beaumont, TX 77701
                           Attn: Floyd Landrey
                           Fax:   (409) 835-2707

                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

                         (Signatures on following page)


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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date first above written.

                                       PROTEIN SECURITIES COMPANY

                                       By:----------------------------------
                                          Eric T. Furey
                                          Vice President

                                       GULF PROTEIN, INC.

                                       By:---------------------------------

                                         Rachel Wheeler
                                         President


                                       ------------------------------------

                                        Jesse Wheeler, individually
                                        for purposes of the noncompetition
                                        agreement in Article VIII of Annex I and for purposes of the Indemnification in
                                        Article VII of Annex I




                                       ------------------------------------
                                        Rachel Wheeler, individually for
                                        purposes  of the noncompetition
                                        agreement in Article VIII
                                        of Annex I and for purposes
                                        of the Indemnification in
                                        Article VII of Annex I


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                                                                         Annex 1

                                    ARTICLE I

                                   [RESERVED]

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

                  The Company represents and warrants to, and agrees with, Purchaser that all the following representations and warranties in this Article II are as of the date of this Agreement, and will be on the Closing Date and immediately prior to the Effective Time, true and correct:

                  Section 2.01. Organization. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana, (b) has all requisite corporate or other power and authority under the laws of its Organization State and its Charter Documents to own or lease and to operate its properties and to carry on its business as now conducted and (c) is duly qualified and in good standing as a foreign corporation in all jurisdictions in which it owns or leases property or in which the carrying on of its business as now conducted so requires except where the failure to be so qualified, singly or in the aggregate, would not have a Material Adverse Effect.

                  Section 2.02.     [Reserved.]

                  Section 2.03. Authorization; Enforceability; Absence of Conflicts; Required Consents. (a) The execution, delivery and performance by the Company of this Agreement and each other Transaction Document to which it is a party, and the carrying into effect of the Acquisition and the other transactions contemplated hereby and thereby, are within its corporate or other power under its Charter Documents and the applicable Governmental Requirements of its Organization State and have been duly authorized by all proceedings, including actions permitted to be taken in lieu of proceedings, required under its Charter Documents and those Governmental Requirements.

                  (b) This Agreement has been, and each of the other Transaction Documents to which the Company is a party, when executed and delivered to Purchaser, will have been, duly executed and delivered by the Company and is, or when so executed and delivered will be, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).


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                  (c) Except as disclosed on Schedule 2.03(c), the execution, delivery and performance in accordance with their respective terms by the Company of the Transaction Documents to which it is a party have not and will not (i) violate, breach or constitute a default under the Charter Documents of the Company, (ii) cause or result in the imposition of, or afford any Person the right to obtain, any Lien upon any of the Assets (or upon any revenues, income or profits of the Acquired Business therefrom) or (iii) to the best knowledge of the Company, result in the revocation, cancellation, suspension or material modification, in any single case or in the aggregate, of any Governmental Approval possessed by the Company at the date hereof and necessary for the ownership or lease or the operation of the Assets or the carrying on of the Acquired Business as now conducted, including any necessary Governmental Approval under each applicable Environmental Law.

                  Section 2.04.     [Reserved.]

                  Section 2.05.     [Reserved.]

                  Section 2.06.     [Reserved.]

                  Section 2.07. Title to the Assets. The Company has and is transferring to Purchaser good, valid and marketable title to all the Assets, free and clear of all Liens except for Permitted Liens.

                  Section 2.08. Company Transfer Documents. The Company Transfer Documents are effective to vest in Purchaser good title to all the Assets, free and clear of all Liens except for Permitted Liens.

                  Section 2.09. Sufficiency of the Assets. Except as set forth on Schedule 2.09 and except for the Retained Assets, the Assets comprise all the properties, rights and assets of every type and description, personal and mixed, tangible and intangible, which have been used or employed or held for use by the Company in operating the Acquired Business during the past 12 months.

                  Section 2.10.     [Reserved.]

                  Section 2.11. Litigation. Except as disclosed in Schedule 2.11, no Litigation is pending or, to the knowledge of the Company, threatened which relates to the Assets or the Acquired Business that will not be covered by adequate insurance.

                  Section 2.12. Disclosure. To the best knowledge of the Company and its officers, as of the date hereof, all Information that has been made available to Purchaser by or on behalf of the Company prior to the date of this Agreement in connection with the transactions contemplated hereby is, taken together, true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements



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contained therein not Materially misleading in light of the circumstances under which those statements were made.

                  Section 2.13. Compliance With Laws. To the best knowledge of the Company and its officers, (a) except as disclosed in Schedule 2.13, the Company possesses, if required by the applicable Environmental Laws, and is in compliance in all material respects with the terms and conditions of all Governmental Approvals necessary for the ownership or lease and the operation of the Assets (including all the facilities and sites the Company owns or holds under any leases which are included in the Assets) and the carrying on of the Acquired Business as now conducted. Schedule 2.13 and Schedule 2(A)(ii)(k) discloses all the Governmental Approvals so possessed. All the Governmental Approvals so listed are valid and in full force and effect and, except as disclosed in Schedule 2.13, the Company has not received, nor to the knowledge of the Company, has any employee of the Company received, any notice from any Governmental Authority of its intention to cancel, terminate or not renew any of those Governmental Approvals.

                  (b) Except as disclosed in Schedule 2.13, the Company: (i) to the knowledge of the Company, has been and continues to be in compliance in all material respects with all Governmental Requirements applicable to the Acquired Business or any of its presently owned or operated properties included in the Assets (including all the facilities and sites now held by it under any lease included in the Assets), including all applicable Governmental Requirements under ERISA and Environmental Laws; and (ii)(A) the Company has not received, nor to the knowledge of the Company and its officers has any employee of the Company received, any notice from any Governmental Authority which asserts, or raises the possibility of assertion of, any noncompliance with any of those Governmental Requirements and (B) to the knowledge of the Company, no condition or state of facts exists which would provide a valid basis for any such assertion.

                  Section 2.14. Certain Environmental Matters. To the best knowledge of the Company and its officers, except as disclosed in Schedule 2.14:
(a) the Company has complied in all material respects, and remains in compliance in all material respects, with the provisions of all Environmental Laws applicable to the Acquired Business or any of the Assets and which relate to the reporting by the Company of all sites presently owned or operated by it and included (or a lease of which is included) in the Assets where Solid Wastes, Hazardous Wastes or Hazardous Substances have been treated, stored, disposed of or otherwise handled; (b) no release (as defined in those Environmental Laws) at, from, in or on any site owned or operated by the Company and included (or a lease of which is included) in the Assets has occurred which, if all relevant facts were known to the relevant Governmental Authorities, reasonably could be expected to require remediation to avoid deed record notices, restrictions, liabilities or other consequences that would not be applicable if that release had not occurred; (c) neither the Company nor any agent or contractor of the Company has transported or arranged for the transportation of any Solid Wastes, Hazardous Wastes or Hazardous Substances to, or disposed or arranged for the disposition of any Solid Wastes, Hazardous Wastes or Hazardous Substances at, any off-site location that could lead to any claim against the Acquired Business, Purchaser or any Subsidiary of Purchaser, as a potentially responsible party or otherwise, for any clean-up costs, remedial work, damage to natural resources, personal injury or


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property damage, including any claim under CERCLA; and (d) no storage tanks exist on or under any of the properties owned or operated by the Company and included (or a lease of which is included) in the Assets from which any Solid Wastes, Hazardous Wastes or Hazardous Substances have been released into the surrounding environment. The Company has provided Purchaser with copies (or if not available, accurate written summaries) of all environmental investigations, studies, audits, reviews and other analyses conducted by or on behalf, or which otherwise are in the possession, of the Company respecting any facility, site or other property presently owned or operated by the Company and included (or a lease of which is included) in the Assets.

                  Section 2.15.     [Reserved.]

                  Section 2.16.     [Reserved.]

                  Section 2.17.     [Reserved.]

                  Section 2.18.     [Reserved.]

                  Section 2.19.     [Reserved.]

                  Section 2.20.     [Reserved.]

                  Section 2.21.     [Reserved.]

                  Section 2.22.     [Reserved.]

                  Section 2.23. Employee Matters. (a) Cash Compensation.
Schedule 2.23 sets forth a complete written list of the names, titles and rates of annual cash compensation (and the portions thereof attributable to salary or the equivalent, fixed bonuses, discretionary bonuses and other cash compensation, respectively) of all employees.

                  Section 2.24.     [Reserved.]

                  Section 2.25.     [Reserved.]

                  Section 2.26.     [Reserved.]

                  Section 2.27.     [Reserved.]



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                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser represents and warrants to the Company that all the following representations and warranties in this Article III are as of the date of this Agreement, and will be on the Closing Date and immediately prior to the Effective Time, true and correct:

                  Section 3.01. Organization; Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite corporate power and authority under the laws of its Organization State and its Charter Documents to own or lease and to operate its properties presently and following the Effective Time and to carry on its business as now conducted and as proposed to be conducted following the Effective Time.

                  Section 3.02. Authorization; Enforceability; Absence of Conflicts; Required Consents. (a) The execution, delivery and performance by Purchaser of this Agreement and each other Transaction Document to which it is a party, and the effectuation of the Acquisition and the other transactions contemplated hereby and thereby, are within its corporate power under its Charter Documents and the applicable Governmental Requirements of its Organization State and have been duly authorized by all proceedings, including actions permitted to be taken in lieu of proceedings, required under its Charter Documents and the applicable Governmental Requirements of its Organization State.

                  (b) This Agreement has been, and each of the other Transaction Documents to which Purchaser is a party, when executed and delivered to the other parties thereto, will have been, duly executed and delivered by it and is, or when so executed and delivered will be, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

                  (c) The execution, delivery and performance in accordance with their respective terms by Purchaser of the Transaction Documents to which it is a party have not and will not violate, breach or constitute a default under (i) its Charter Documents, (ii) any Governmental Requirement applicable to it or
(iii) any of its Material Agreements.

                  (d) Except as may be required by the HSR Act or the applicable state securities or blue sky laws, no Governmental Approvals are required to be obtained, and no reports or notices to or filings with any Governmental Authority are required to be made, by Purchaser for the execution, delivery or performance by Purchaser of the Transaction Documents to which it is a party,


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the enforcement against Purchaser, of its obligations thereunder or the effectuation of the Acquisition and the other transactions contemplated thereby.

                  Section 3.03. Conduct of Phase I Site Assessment. Purchaser has engaged an environmental consultant, who has conducted a Phase I Site Assessment study on the properties currently leased by the Company that will be leased or held under option to lease by the Purchaser after the Closing Date. Purchaser has reviewed the assessment and is aware of the results contained therein.

                  Section 3.04.     [Reserved.]

                                   ARTICLE IV

                                   [RESERVED]

                                    ARTICLE V

                   CONDITIONS TO CLOSING AND CONSUMMATION

                  Section 5.01. Conditions to the Obligations of Each Party
The obligation of each party hereto to take the actions contemplated to be taken by that party at the Closing is subject to the satisfaction on or before the Closing Date of each of the following conditions or waiver pursuant to
Section 10.04:

                  (a) No Litigation. No Litigation shall be pending on the Closing Date to restrain, prohibit or otherwise interfere with, or to obtain material damages or other relief from Purchaser or any Subsidiary of Purchaser in connection with, the consummation of the Acquisition; and

                  (b) Governmental Approvals. All Governmental Approvals required to be obtained by the Company and Purchaser in connection with the consummation of the Acquisition shall have been obtained.

          Section 5.02. Conditions to the Obligations of the Company.
The obligations of the Company with respect to actions to be taken by them at or before the Closing Date and the actions to be taken on the Closing Date are subject to the satisfaction, or the waiver by the Company pursuant to Section
10.04 on or before the Closing Date, of (a) all the conditions set forth in
Schedule 5.02, if any, and (b) the condition that all the representations and warranties of Purchaser in Article III shall be true and correct as of the Closing Date as though made at that time.


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                  Section 5.03. Conditions to the Obligations of Purchaser. The
obligations of Purchaser with respect to actions to be taken by it at or before the Closing Date are subject to the satisfaction, or the waiver by Purchaser pursuant to Section 10.04, on or before the Closing Date of (a) all the conditions set forth in Schedule 5.03, if any, and (b) all the following conditions:

                  (1) Representations and Warranties. All the representations and warranties of the Company in Article II shall be true and correct as of the Closing as though made at that time;

                  (2) Delivery of Documents. The Company shall have delivered to Purchaser a secretary's certificate, in substantially the form agreed to by Purchaser signed by the Secretary of the Company, respecting the Charter Documents of the Company, resolutions of the Board of Directors and stockholders of the Company and the incumbency and signatures of certain officers of the Company; and

                  (3) Lease Agreement. Purchaser shall have entered into a lease agreement providing for the lease of certain real estate related to the Acquired Business upon terms and conditions satisfactory to Purchaser.

                                   ARTICLE VI

                     COVENANTS FOLLOWING THE EFFECTIVE TIME

                  Section 6.01. Permits and Governmental Approvals. Purchaser acknowledges that the Company is not required to maintain or secure any permit or other Governmental Approval necessary for the ownership or lease or the operation of the Assets or the carrying on of the Acquired Business after the Closing; provided, that, with respect to any such approval as may be necessary to transfer title in or assign any of the Assets to Purchaser, Seller shall provide such information and assistance to Purchaser as may be necessary to complete such transfer or assignment.

                  Section 6.02.     [Reserved.]

                  Section 6.03.     [Reserved.]

                  Section 6.04. Company Employees. (a) Purchaser may extend offers of employment to the employees of the Company who are involved in the conduct of the Acquired Business, on such terms and conditions as it deems appropriate in its sole discretion.

                  (b) Each employee of the Company who is employed by Purchaser or any affiliate of Purchaser following the Effective Time will be a new employee of that employer, and the prior employment of that employee by the Company will not affect any compensation which Purchaser or any Subsidiary of Purchaser may offer to its employees. Without the prior written consent of Purchaser, the Company will not make, or permit any of its Affiliates to make, at any time after the date hereof any representations or promises, written or oral, to any employee of the Company

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




concerning that employee's employment by Purchaser or any Subsidiary of Purchaser or any compensation payable by Purchaser or any Subsidiary of Purchaser to that employee following the Effective Time. At reasonable times after the date hereof, Purchaser will be entitled to (i) interview such of the employees of the Company who are involved in the Acquired Business as it wishes and (ii) if permitted by applicable law, review and retain copies of the Company's personnel records and performance evaluations of those employees. At the request of Purchaser, the Company will use commercially reasonable efforts to make its employees available to provide reasonable assistance to Purchaser in such interview process.

                  (c) No portion of the assets of any Plan, or Employee Policies and Procedures, heretofore sponsored or maintained by the Company or any Company Subsidiary (and no amount attributable to any such Plan or Employee Policies and Procedures) shall be transferred to Purchaser, and Purchaser shall not be required to continue any such Plan or Employee Policies and Procedures after the Effective Time. All amounts payable by the Company under any such Plan or Employment Policies and Procedures directly to any employees of the Company who become employees of Purchaser or any Subsidiary of Purchaser shall be paid or caused to be paid by the Company within 30 days after the Effective Time to the extent that such payment is not inconsistent with the terms of such Plan or Employee Policies and Procedures.

                  Section 6.05. Tax Matters. (a) Property Taxes, if any, respecting the Assets will be allocated between the portion of any taxable period that is prior to the Effective Date and the portion of that period extending from and including the Effective Date on a daily basis. The Company will be liable for the payment of (i) property Taxes respecting the Assets which are allocable to the portion of the taxable period that is prior to the Effective Date and (ii) all property Taxes respecting the Retained Assets for all taxable periods. Purchaser will be liable for the payment of all property Taxes respecting the Assets which are allocable to the portion of the taxable period from and including the Effective Date. Purchaser will provide to the Company a copy of each property Tax assessment on, or notice of assessed value and property Taxes due respecting, the Assets Purchaser receives for each taxable period in which the Effective Date occurs, whereupon the Company promptly will pay to Purchaser its portion of those Property Taxes, determined as provided above; thereafter, Purchaser will pay that amount when due to the appropriate Taxing Authority. Except as provided in this Section 6.05(a) and for sales or transfer taxes with respect to the consummation of the Acquisition or the other transactions contemplated hereby, Purchaser will not have any liability for Taxes payable by the Company (including income, sales or transfer taxes) with respect to the operations or assets of the Company or the Acquired Business or the consummation of the Acquisition or the other transactions contemplated hereby.

                  (b) Purchaser and the Company will allocate the Acquisition Consideration and the Assumed Liabilities in accordance with Section 1060 of the Code.

                  Section 6.06.     [Reserved.]

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




                  Section 6.07. Compliance With Bulk Sales Laws. The parties hereby waive compliance by the parties with any applicable bulk sales laws and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. The Company will indemnify Purchaser from, and hold it harmless against, any Damages or Damage Claims relating from or arising out of the parties' failure to comply with any of such laws in respect of the transactions contemplated by this Agreement.

                  Section 6.08.     [Reserved.]

                  Section 6.09.     [Reserved.]

                  Section 6.10. Further Assurances. The Company on request by Purchaser from time to time after the Effective Date, will execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions as Purchaser may reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Assets. From and after the Effective Date, the Company will promptly refer all inquiries with respect to ownership of the Assets or the Acquired Business to Purchaser. The Company agrees that after the Effective Date it will hold and will promptly transfer and deliver to Purchaser from time to time as and when received by it, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash) or other property that it may receive on or after the Effective Date which properly belongs to Purchaser pursuant hereto and will account to Purchaser for all such receipts. From and after the Effective Date, Purchaser shall have the right and authority to endorse without recourse the name of the Company on any check or any other evidence of indebtedness received by Purchaser on account of the Acquired Business and the Assets transferred to Purchaser hereunder.

                  Section 6.11. Records. The Company shall, upon request and during normal business hours, provide Purchaser reasonable access to the books and records of the Company that are reasonably necessary for the preparation of financial statements, and shall provide Purchaser with, or permit Purchaser to make, copies of any of such books and records as Purchaser may reasonably request. The Company will use commercially reasonable efforts to make its employees available to Purchaser to assist Purchaser in any manner reasonably necessary to carry out the foregoing.

                  Section 6.12.     [Reserved.]

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




                                   ARTICLE VII

                                 INDEMNIFICATION

                  Section 7.01. Survival of Representations and Warranties; Limitation on Actions. (a) All the provisions of this Agreement will survive the Closing and Effective Time indefinitely notwithstanding any investigation at any time made by or on behalf of any party hereto, provided that the representations and warranties set forth in this Agreement and in any certificate delivered in connection herewith with respect to any of those representations and warranties will terminate and expire eighteen months after the Effective Date, except that the representations and warranties of the Company in Section 2.07 will survive forever. After a representation and warranty has terminated and expired, no indemnification will or may be sought pursuant to this Article VII on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article VII to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that in the case of each representation and warranty that will terminate and expire as provided in this Section 7.01, no claim presented in writing for indemnification pursuant to this Article VII on the basis of that representation and warranty prior to its termination and expiration will be affected in any way by that termination and expiration.

                  (b) Notwithstanding anything to the contrary contained elsewhere in this Agreement, except with respect to the representations and warranties of the Company contained in Section 2.07, the Company, its officers, directors and shareholders shall not be liable to indemnify Purchaser under this Agreement (i) for Damages of Purchaser, its successors or assigns to the extent the liability therefor exceeds, in the aggregate, the sum of $600,000.00; or
(ii) for Damages of Purchaser for the violation of any Environmental Law resulting solely from the amendment of any law, rule or regulation or the adoption of any law, rule or regulation after the Closing Date. With respect to any Damages arising out a breach of the representations or warranties of the Company contained in Section 2.07, the Company, its officers, directors and shareholders shall not be liable to indemnify Purchaser, its successors or assigns for aggregate Damages in excess of the Acquisition Consideration.

                  Section 7.02. Indemnification of Purchaser Indemnified Parties. Subject to the applicable provisions of Sections 7.01(a) and (b), each of the Company, Jesse Wheeler and Rachel Wheeler, jointly and severally, covenants and agrees that he will indemnify each Purchaser Indemnified Party against, and hold each Purchaser Indemnified Party harmless from and in respect of, all Damage Claims that arise from, are based on or relate or otherwise are attributable to (i) any breach of the representations and warranties of the Company set forth herein or in certificates delivered in connection herewith, or
(ii) any nonfulfillment of any covenant or agreement on the part of the Company under this Agreement (each such Damage Claim being a "Purchaser Indemnified Loss").

                  Section 7.03. Indemnification of Company Indemnified Parties. Purchaser covenants and agrees that it will indemnify each Company Indemnified Party against, and hold each

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




Company Indemnified Party harmless from and in respect of, all Damage Claims that arise from, are based on or relate or otherwise are attributable to (a) any breach by Purchaser of its representations and warranties set forth herein or in its certificates, if any, delivered to the Company in connection herewith or (b) any nonfulfillment of any covenant or agreement on the part of Purchaser in this Agreement (each such Damage Claim being a "Company Indemnified Loss").

                  Section 7.04. Conditions of Indemnification. (a) All claims for indemnification under this Agreement shall be asserted and resolved as follows in this Section 7.04.
                  (b) A party claiming indemnification under this Agreement (an "Indemnified Party") shall promptly (i) notify the party from whom indemnification is sought (the "Indemnifying Party") of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to that claim (if any), an estimate of the amount of damages attributable to the Third Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of that claim) and the basis for the Indemnified Party's request for indemnification under this Agreement. Except as set forth in Section 7.01, the failure to promptly deliver a Claim Notice shall not relieve the Indemnifying Party of its obligations to the Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of that claim. Within 15 days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article VII with respect to that Third Party Claim and (ii) if the Indemnifying Party does not dispute its potential liability to the Indemnified Party with respect to that Third Party Claim, whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against that Third Party Claim.

                  (c) If the Indemnifying Party does not dispute its potential liability to the Indemnified Party and notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, that Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 7.04(c), and the Indemnified Party will furnish the Indemnifying Party with all information in its possession with respect to that Third Party Claim and otherwise cooperate with the Indemnifying Party in the defense of that Third Party Claim; provided, however, that the Indemnifying Party shall not enter into any settlement with respect to any Third Party Claim that purports to limit the activities of, or otherwise restrict in any way, any Indemnified Party or any Affiliate of any Indemnified Party without the prior consent of that Indemnified Party (which consent may be withheld in the sole discretion of that Indemnified Party). The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party, to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 7.04(c) and will bear its own costs and expenses with respect to that participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party, and, on its written notification of that employment, the Indemnifying Party shall not have the right to assume or continue the defense of such action on behalf of the Indemnified Party.

                  (d) If the Indemnifying Party (i) within the Election Period
(A) disputes its potential liability to the Indemnified Party under this Article VII, (B) elects not to defend the Indemnified Party pursuant to Section 7.04(c) or (C) fails to notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 7.04(c) or (ii) elects to defend the Indemnified Party pursuant to Section 7.04(c) but fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article VII and if that dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this
Section 7.04 or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all reasonable costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this
Section 7.04(d), and the Indemnifying Party shall bear its own costs and expenses with respect to that participation.

                  (e) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of Damages attributable to that claim to the extent feasible (which estimate shall not be conclusive of the final amount of that claim) and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within 15 days from its receipt of the Indemnity Notice that the Indemnifying Party disputes the claim specified by the Indemnified Party in the Indemnity Notice, that claim shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed that claim, as provided above, that dispute shall be

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




resolved by proceedings in an appropriate court of competent jurisdiction if the parties do not reach a settlement of that dispute within 30 days after notice of that dispute is given.

                  (f) Payments of all amounts owing by an Indemnifying Party pursuant to this Article VII relating to a Third Party Claim shall be made within 30 days after the latest of (i) the settlement of that Third Party Claim,
(ii) the expiration of the period for appeal of a final adjudication of that Third Party Claim or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement in respect of that Third Party Claim. Payments of all amounts owing by an Indemnifying Party pursuant to Section 7.04(e) shall be made within 30 days after the later of (i) the expiration of the 30-day Indemnity Notice period or (ii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

                  Section 7.05. Remedies Not Exclusive. The remedies provided in this Agreement shall not be exclusive of any other rights or remedies available to any other party, either at law or in equity.
                                  ARTICLE VIII

                           LIMITATIONS ON COMPETITION

                  Section 8.01. Prohibited Activities. The Company, Jesse Wheeler and Rachel Wheeler agree, severally and not jointly with any other Person, that they will not, during the period beginning on the date hereof and ending on the fourth anniversary of the Closing Date, directly or indirectly, for any reason, for their own account or on behalf of or together with any other
Person:

                  (i) engage as a director, officer or in any similar executive capacity or as an owner, co-owner, financier or other investor of or in any business engaged in menhaden fishing and the production of fish meal and fish oil and fish solubles from such fishing (collectively, the "Restricted Business") in the area from Mississippi to Texas and the territorial waters of the United States adjacent thereto (the "Territory"). For purposes hereof the Restricted Business does not include the blending of fish meal purchased from Persons not affiliated with the Company and the sale of such fish meal products;

                  (ii) call on any natural person who is at that time employed by the Acquired Business or Purchaser in any managerial capacity with the purpose or intent of attracting that person from the employ of the Acquired Business or Purchaser;

                  (iii) call on or solicit, either directly or indirectly, any Person that at that time is, or at any time within one year prior to that time was, a customer of the Acquired Business or Purchaser or any prospective customer that had or, to the knowledge of the Company, was

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         about to receive a business proposal from Purchaser (A) for the purpose of engaging in the Restricted Business and (B) with the knowledge of that customer relationship; or

                  (iv) call on any Entity which to the Company's knowledge has been called on by Purchaser in connection with a possible acquisition by Purchaser, with the knowledge of that Entity's status as such an acquisition candidate, for the purpose of acquiring that Entity or arranging the acquisition of that Entity by any Person other than Purchaser.

Notwithstanding the foregoing, the Company may own and hold as a passive investment up to 5% of the outstanding capital stock of a competing Entity if that class of capital stock is listed on a national stock exchange or included in the Nasdaq National Market.

                  Section 8.02. Damages. Because of the difficulty of measuring economic losses to Purchaser as a result of any breach by the Company of its covenants in Section 8.01, and because of the immediate and irreparable damage that could be caused to Purchaser for which it would have no other adequate remedy, the Company agrees that Purchaser may enforce the provisions of Section
8.01 by injunctions and restraining orders against the Company or any above-identified individual if it or he breaches any of those provisions.

                  Section 8.03. Reasonable Restraint. The parties hereto each agree that Sections 8.01 and 8.02 impose reasonable restraints in light of the activities and business of Purchaser on the date hereof and the current business plans of Purchaser.

                  Section 8.04. Severability; Reformation. The covenants in this
Article VIII are severable and separate, and the unenforceability of any specific covenant in this Article VIII is not intended by any party hereto to, and shall not, affect the provisions of any other covenant in this Article VIII. If any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in Section 8.01 are unreasonable as applied to the Company or any above- identified individual, acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and thereby shall be reformed to that extent as applied to the Company or other Person, as the case may be.

                  Section 8.05. Independent Covenant. All the covenants in this
Article VIII are intended by each party hereto to, and shall, be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Company against Purchaser, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Purchaser of any covenant in this Article VIII. It is specifically agreed that the period specified in Section 8.01 shall be computed in the case of the Company by excluding from that computation any time during which the Company or other Person, as the case may be, is in violation of any provision of Section 8.01. The covenants contained in this Article VIII shall not be affected by any breach of any other provision hereof by any party hereto.

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                  Section 8.06. Materiality. The Company, severally and not
jointly with any other Person, hereby agree that this Article VIII is a material and substantial part of the transactions contemplated hereby.

                                   ARTICLE IX

                     DEFINITIONS AND DEFINITIONAL PROVISIONS

                  Section 9.01. Defined Terms. As used in this Agreement, the following terms have the meanings assigned to them below:
                  "Acquired Business" has the meaning specified in Paragraph 1 of the Preliminary Statement.
                  "Acquisition" has the meaning specified in the Preliminary Statement.
                  "Acquisition Consideration" has the meaning specified in Paragraph 2 of the Preliminary Statement.
                  "Agreement" means this Agreement, including all attached Schedules, Annexes, Addenda and Exhibits, as each of the same may be amended, modified or supplemented from time to time pursuant to the provisions hereof or thereof.

                   "Affiliate" means, as to any specified Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person. As used in this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of Capital Stock of that Person, by contract or otherwise).

                  "Assets" has the meaning specified in Paragraph 2.

                  "Asset Purchase" means a transaction in which the Company sells, and Purchaser purchases, assets constituting the Acquired Business.

                  "Capital Stock" means, with respect to: (a) any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation; and (b) any other Entity, any share, membership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that Entity.

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                  "CERCLA" means the Comprehensive Environmental Response,
Compensation and Liability Act of 1980.
                  "Charter Documents" means, with respect to any Entity at any time, in each case as amended, modified and supplemented at that time, the articles or certificate of formation, incorporation or organization (or the equivalent organizational documents) of that Entity, (b) the bylaws or limited liability company agreement or regulations (or the equivalent governing documents) of that Entity and (c) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that Entity's Capital Stock or of any rights in respect of that Entity's Capital Stock.

                  "Claim Notice" has the meaning specified in Section 7.04.

                  "Closing" has the meaning specified in Paragraph 3.

                  "Closing Date" has the meaning specified in Paragraph 1.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Company" has the meaning specified in Paragraph 1.

                  "Company Indemnified Loss" has the meaning specified in
Section 7.03.
                  "Company Indemnified Party" means the Company and each of the Company's Affiliates, officers, directors, agents and counsel.

                  "Company Subsidiary" means at any time any Entity that is a Subsidiary of the Company at that time.

                  "Company Transfer Documents" has the meaning specified in Paragraph 2.
                  "Confidential Information" means, with respect to any Person, all trade secrets and other confidential, nonpublic and/or proprietary information of that Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, capital expenditure projects, cost summaries, pricing formulae, contract analyses, financial information, projections, confidential filings with any Governmental Authority and all other confidential, nonpublic concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of that Person.

                  "Current Balance Sheet" has the meaning specified in Paragraph 1.
                  "Current Balance Sheet Date" has the meaning specified in Paragraph 1.

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




                  "Damage" to any specified Person means any cost, damage (including any consequential, exemplary, punitive or treble damage) or expense (including reasonable fees and actual disbursements by attorneys, consultants, experts or other Representatives and Litigation costs) to, any fine of or penalty on or any liability (including loss of earnings or profits) of any other nature of that Person; provided, that if any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Third Party Claim and for which the Indemnified Party seeks indemnification pursuant to Section 7.04(e), the amount of Damages attributable to that claim will not include any amount representing consequential, exemplary, punitive or treble damage.

                  "Damage Claim" means, as asserted (a) against any specified Person, any claim, demand or Litigation made or pending against the specified Person for Damages to any other Person, or (b) by the specified Person, any claim or demand of the specified Person against any other Person for Damages to the specified Person.

                  "Effective Date" has the meaning specified in Paragraph 1.

                  "Effective Time" has the meaning specified in Paragraph 2.

                  "Election Period" has the meaning specified in Section 7.04.

                  "Employee Policies and Procedures" means at any time all employee manuals and all material policies, procedures and work-related rules that apply at that time to any employee, nonemployee director or officer of, or any other natural person performing consulting or other independent contractor services for, the Company or any Company Subsidiary.

                  "Employment Agreement" means at any time any (a) agreement to which the Company or any Company Subsidiary is a party which then relates to the direct or indirect employment or engagement, or arises from the past employment or engagement, of any natural person by the Company or any Company Subsidiary, whether as an employee, a nonemployee officer or director, a consultant or other independent contractor, a sales representative or a distributor of any kind, including any employee leasing or service agreement and any noncompetition agreement, and (b) agreement between the Company or any Company Subsidiary and any Person which arises from the sale of a business by that Person to the Company or any Company Subsidiary and limits that Person's competition with the Company or any Company Subsidiary.

                  "Entity" means any sole proprietorship, corporation, partnership of any kind having a separate legal status, limited liability company, business trust, unincorporated organization or association, mutual company, joint stock company or joint venture.

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                  "Environmental Laws" means any and all Governmental
Requirements relating to the environment or worker health or safety, including ambient air, surface water, land surface or subsurface strata, or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes (including Solid Wastes, Hazardous Wastes or Hazardous Substances) or noxious noise or odor into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, recycling, removal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes (including petroleum, petroleum distillates, asbestos or asbestos-containing material, polychlorinated biphenyl's, chlorofluorocarbons (including chlorofluorocarbon-12) or hydrochloro-fluorocarbons) in effect as of the Effective Date.

                  "ERISA" means the Employee Retirement Income Security Act of 1974.
                   "ERISA Employee Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA and includes any ERISA Pension Benefit Plan.

                  "ERISA Pension Benefit Plan" means any "employee pension benefit plan", as defined in Section 3(2) of ERISA, including any plan that is covered by Title IV of ERISA or subject to the minimum funding standards under
Section 412 of the Code (excluding any Multiemployer Plan).

                  "Financial Statements" means the Initial Financial Statements.

                  "GAAP" means generally accepted accounting principles and practices in the United States as in effect from time to time which have been applied on a basis consistent with the most recent Financial Statements delivered to Purchaser prior to the Effective Time.

                  "Governmental Approval" means at any time any authorization, consent, approval, permit, franchise, certificate, license, implementing order or exemption of, or registration or filing with, any Governmental Authority, including any certification or licensing of a natural person to engage in a profession or trade or a specific regulated activity, at that time.

                  "Governmental Authority" means (a) any national, state, county, municipal or other government, domestic or foreign, or any agency, board, bureau, commission, court, department or other instrumentality of any such government, or (b) any Person having the authority under any applicable Governmental Requirement to assess and collect Taxes for its own account.

                  "Governmental Requirement" means at any time (a) any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, writ, edict, award, authorization or other requirement of any Governmental Authority in effect at that time or (b) any obligation included in any certificate, certification, franchise, permit or license issued by any

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Governmental Authority or resulting from binding arbitration, including any requirement under common law, at that time.

                  "Guaranty" means, for any specified Person, without duplication, any liability, contingent or otherwise, of that Person guaranteeing or otherwise becoming liable for any obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any liability of the specified Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) that obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of that obligation, (b) to purchase property, securities or services for the purpose of assuring the owner of that obligation of its payment or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay that obligation; provided, that the term "Guaranty" does not include endorsements for collection or deposit in the ordinary course of the endorser's business.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                   "Indebtedness" of any Person means, without duplication, (a) any liability of that Person (i) for borrowed money or arising out of any extension of credit to or for the account of that Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, banker's acceptances and similar instruments), for the deferred purchase price of property or services or arising under conditional sale or other title retention agreements, other than trade payables arising in the ordinary course of business, (ii) evidenced by notes, bonds, debentures or similar instruments,
(iii) in respect of capital leases or (iv) in respect of interest rate protection agreements, (b) any liability secured by any Lien upon any property or assets of that Person (or upon any revenues, income or profits of that Person therefrom), whether or not that Person has assumed that liability or otherwise become liable for the payment thereof or (c) any liability of others of the type described in the preceding clause (a) or (b) in respect of which that Person has incurred, assumed or acquired a liability by means of a Guaranty.

                 "Indemnity Notice" has the meaning specified in Section 7.04.

                 "Indemnified Party" has the meaning specified in Section 7.04.

                 "Indemnifying Party" has the meaning specified in Section 7.04.

                 "Information" means written information, including (a) data, certificates, reports and statements (excluding Financial Statements) and
(b) summaries of unwritten agreements, arrangements, contracts, plans, policies, programs or practices or of unwritten amendments or modifications of, supplements to or waivers under any of the foregoing documents.

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                  "IRS" means the Internal Revenue Service.

                  "Lien" means, with respect to any property or asset of any Person (or any revenues, income or profits of that Person therefrom) (in each case whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise), (a) any mortgage, lien, security interest, pledge, attachment, levy or other charge or encumbrance of any kind thereupon or in respect thereof or (b) any other arrangement under which the same is transferred, sequestered or otherwise identified with the intention of subjecting the same to, or making the same available for, the payment or performance of any liability in priority to the payment of the ordinary, unsecured creditors of that Person, including any "adverse claim" (as defined in the applicable Uniform Commercial Code) in the case of any Capital Stock. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to that asset.

                  "Litigation" means any action, case, proceeding, claim, grievance, suit or investigation or other proceeding conducted by or pending before any Governmental Authority or any arbitration proceeding.

                  "Material" means, as applied to any Entity or the Acquired Business, material to the business, operations, property or assets, liabilities, financial condition or results of operations of that Entity and its Subsidiaries considered as a whole or the Acquired Business, as the case may be.

                  "Material Adverse Effect" means, with respect to the consequences of any fact or circumstance (including the occurrence or non-occurrence of any event) to the Acquired Business, that such fact or circumstance has caused, is causing or will cause, directly, indirectly or consequentially, singly or in the aggregate with other facts and circumstances, any Damages in excess of $100,000.

                  "Material Agreement" of any Entity means any contract or agreement (a) to which that Entity or any of its Subsidiaries is a party, or by which that Entity or any of its Subsidiaries is bound or to which any property or assets of that Entity or any of its Subsidiaries is subject and
(b) which is Material to that Entity.

                  "Organization State" means, as applied to (a) any corporation, its state or other jurisdiction of incorporation, (b) any limited liability company or limited partnership, the state or other jurisdiction under whose laws it is organized and existing in that legal form, and (c) any other Entity, the state or other jurisdiction whose laws govern that Entity's internal affairs.

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                  "Other Compensation Plan" means any compensation arrangement, plan, policy, practice or program established, maintained or sponsored by the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary contributes, on behalf of any of its employees, nonemployee directors or officers or other natural persons performing consulting or other independent contractor services for the Company or any Company Subsidiary,
(a) including all such arrangements, plans, policies, practices or programs providing for severance pay, deferred compensation, incentive, bonus or performance awards or the actual or phantom ownership of any Capital Stock or options, warrants or rights to acquire Capital Stock of the Company or any Company Subsidiary, but (b) excluding all Company ERISA Pension Plans and Employment Agreements.

                  "Permitted Liens" means, as applied to the property or assets of any Person (or any revenues, income or profits of that Person therefrom):
(a) Liens for Taxes if the same are not at the time due and delinquent;
(b) Liens of carriers, warehousemen, mechanics, laborers and materialmen for sums not yet due; (c) Liens incurred in the ordinary course of that Person's business in connection with workmen's compensation, unemployment insurance and other social security legislation (other than pursuant to ERISA or Section 412(n) of the Code); (d) Liens incurred in the ordinary course of that Person's business in connection with deposit accounts or to secure the performance of bids, tenders, trade contracts, statutory obligations, surety and appeal bonds, performance and return-of-money bonds and other obligations of like nature;
(e) easements, rights-of-way, reservations, restrictions and other similar encumbrances incurred in the ordinary course of that Person's business or existing on property and not materially interfering with the ordinary conduct of that Person's business or the use of that property; (f) defects or irregularities in that Person's title to its real properties which do not materially (i) diminish the value of the surface estate or (ii) interfere with the ordinary conduct of that Person's business or the use of any of such properties; and (g) Liens in favor of the National Marine Fisheries Service securing the Company's obligations disclosed in Schedule 2(B)(2) under the Assumed Liabilities.

                  "Person" means any natural person, Entity, estate, trust, union or employee organization or Governmental Authority.

                  "Plan" means any Company ERISA Employee Benefit Plans and Other Compensation Plans.

                  "Proprietary Rights" means (a) patents, applications for patents and patent rights, (b) in each case, whether registered, unregistered or under pending registration, trademark rights, trade names, trade name rights, corporate names, business names, trade styles or dress, service marks and logos and other trade designations and copyrights and (c), in the case of the Company, all agreements relating to the technology, know-how or processes used in any business of the Company.

                  "Purchaser Indemnified Loss" has the meaning specified in
Section 7.02.

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                  "Purchaser Indemnified Party" means Purchaser and its
Affiliates and each of their respective officers, directors, employees, agents and counsel.

                  "Representatives" means, with respect to any Person, the directors, officers, employees, Affiliates, accountants (including independent certified public accountants), advisors, attorneys, consultants or other agents of that Person, or any other representatives of that Person or of any of those directors, officers, employees, Affiliates, accountants (including independent certified public accountants), advisors, attorneys, consultants or other agents.
                  "RCRA" means the Resource Conservation and Recovery Act of
1976.
                  "Retained Assets" has the meaning specified in Paragraph 2 of the Preliminary Statement.
                  "Retained Liabilities" has the meaning specified in Paragraph 2 of the Preliminary Statement.
                  "Returns" of any Person means the returns, reports or statements (including any Information returns) any Governmental Requirement requires to be filed by that Person for purposes of any Tax.

                  "Solid Wastes, Hazardous Wastes or Hazardous Substances" have the meanings ascribed to those terms in CERCLA, RCRA or any other Environmental Law applicable to the business or operations of the Company or any Company Subsidiary which imparts a broader meaning to any of those terms than does CERCLA or RCRA.

                  "Subsidiary" of any specified Person at any time, means any Entity a majority of the Capital Stock of which is at that time owned or controlled, directly or indirectly, by the specified Person.

                  "Tax" or "Taxes" means all net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges or assessments of any nature whatever imposed by any Governmental Requirement, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

                  "Taxing Authority" means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

                  "Third Party Claim" has the meaning specified in Section 7.04.



                                      -22-




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                  "Transaction Document" means this Agreement and the other
written agreements, documents, instruments and certificates executed pursuant to or in connection with this Agreement including those specified or referred to in Article V to be delivered at or before the Closing, all as amended, modified or supplemented from time to time.

                  Section 9.02. Other Defined Terms. Words and terms used in these Standard Provisions which are defined elsewhere in this Agreement are used herein as therein defined.

                  Section 9.03. Other Definitional Provisions. (a) Except as otherwise specified herein, all references herein to any Governmental Requirement defined or referred to herein, including the Code, CERCLA, ERISA, the Exchange Act, RCRA and the Securities Act, shall be deemed references to that Governmental Requirement or any successor Governmental Requirement, as the same may have been amended or supplemented from time to time, and any rules or regulations promulgated thereunder.

                  (b) When used in this Agreement, the words "herein," "hereof" and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any provision of this Agreement, and the words "Article," "Paragraph," "Section," "Annex," "Addendum," "Schedule" and "Exhibit" refer to Articles, Paragraphs and Sections of, and Annexes, Addenda, Schedules and Exhibits to, this Agreement unless otherwise specified.

                  (c) Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes the other gender and the neuter.

                  (d) The word "including" (and, with correlative meaning, the word "include") means including, without limiting the generality of any description preceding such word, and the words "shall" and "will" are used interchangeably and have the same meaning.

                  Section 9.04. Captions. Captions to Articles, Paragraphs, Sections and subsections of, and Annexes, Addenda, Schedules and Exhibits to, this Agreement or any other Transaction Document are included for convenience of reference only, and such captions shall not constitute a part of this Agreement or any other Transaction Document for any other purpose or in any way affect the meaning or construction of any provision of this Agreement or any other Transaction Document.

                                    ARTICLE X

                               GENERAL PROVISIONS

                  Section 10.01. Treatment of Confidential Information. (a) Each of the parties hereto acknowledges that it has or may have had in the past, currently has and in the future may have access to Confidential Information of the Company relating to the Acquired Business and/or Confidential Information of Purchaser and its Subsidiaries. Each of the parties hereto agrees that it will keep

                                      -23-




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confidential all Confidential Information furnished to it by the other party hereto and, except with the specific prior written consent of such other party hereto, will not disclose such Confidential Information to any Person except (a) Representatives of the other party hereto and (b) its own Representatives, provided that these Representatives (other than counsel) agree to the confidentiality provisions of this Section 10.01; provided, however, that Confidential Information shall not include such information as (i) becomes known to the public generally through no fault of such party, (ii) is required to be disclosed by law or the order of any Governmental Authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii), such party shall, if possible, give prior written notice thereof to the nondisclosing party and provide such nondisclosing party with the opportunity to contest such disclosure, or (iii) the disclosing party reasonably believes is required to be disclosed in connection with the defense of a lawsuit against the disclosing party. In the event of a breach or threatened breach by a party hereto of the provisions of this Section 10.01 with respect to any Confidential Information, the nondisclosing party shall be entitled to seek an injunction restraining such party from disclosing, in whole or in part, that Confidential Information. Nothing herein shall be construed as prohibiting the nondisclosing party from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

                  (b) Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in Section 10.01(a), and because of the immediate and irreparable damage that would be caused to the nondisclosing party for which it would have no other adequate remedy, each of the parties hereto agrees that the nondisclosing party may seek to enforce the provisions of Section 10.01(a) by injunctions and restraining orders against each of them who breaches any of those provisions.

                  (c) The obligations of the parties under this Section 10.01 shall survive the termination of this Agreement.

                  Section 10.02. Brokers and Agents. The Company represents and warrants to Purchaser that the Company has not directly or indirectly employed or become obligated to pay any broker or similar agent in connection with the transactions contemplated hereby and agrees to indemnify Purchaser against all Damage Claims arising out of claims for any and all fees and commissions of brokers or similar agents employed or promised payment by the Company.

                  Section 10.03. Assignment; No Third Party Beneficiaries. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding on and inure to the benefit of the parties hereto, the successors of Purchaser. Neither this Agreement nor any other Transaction Document is intended, or shall be construed, deemed or interpreted, to confer on any Person not a party hereto or thereto any rights or remedies hereunder or thereunder, except as provided in Article VII or as otherwise provided expressly herein or therein.

                  Section 10.04. Entire Agreement; Amendment; Waivers. This Agreement and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Company and Purchaser and supersede all prior agreements and understandings, both written and

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oral, relating to the subject matter of this Agreement. This Agreement may be amended, modified or supplemented, and any right hereunder may be waived, if, but only if, that amendment, modification, supplement or waiver is in writing and signed by the Company and Purchaser. The waiver of any of the terms and conditions hereof shall not be construed or interpreted as, or deemed to be, a waiver of any other term or condition hereof.

                  Section 10.05. Expenses. Whether or not the transactions contemplated hereby are consummated, (a) Purchaser will pay any sales, use, transfer and other similar taxes and the fees, expenses and disbursements of Purchaser and its Representatives which are incurred in connection with the subject matter of this Agreement and any amendments hereto, including all costs and expenses incurred in the performance of and compliance with all conditions to be performed by Purchaser under this Agreement, and (b) the Company will pay fees incurred by it in connection with the transactions contemplated hereby including the fees, expenses and disbursements of counsel for the Company incurred in connection with the subject matter of this Agreement and any amendments hereto, including all costs and expenses incurred in the performance of and compliance with all conditions to be performed by the Company under this Agreement. The Purchaser will file all necessary documentation and Returns with respect to all sales, use, transfer and other similar taxes and fees it is required by this Section 10.05 to pay. In addition, the Company, and not Purchaser, will pay all Taxes (other than any sales taxes accruing as a result of the consummation of the Acquisition) due upon receipt of the consideration payable to the Company pursuant to the transactions contemplated by this Agreement.

                  Section 10.06. Notices. All notices required or permitted hereunder shall be in writing, and shall be deemed to be delivered and received
(a) if personally delivered or if delivered by telex, telegram, facsimile or courier service, when actually received by the party to whom notice is sent or
(b) if delivered by mail (whether actually received or not), at the close of business on the fifth Houston, Texas business day next following the day when placed in the mail, postage prepaid, certified (return receipt request) or registered (return receipt request), addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

                  (i)      if to Purchaser, addressed to it at:

                                    Zapata Corporation
                                    1717 St. James Place
                                    Suite 550
                                    Houston, Texas  77056

; and

                  (ii) if to the Company, addressed to such Person as set forth in Paragraph 7.


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                  Section 10.07. Governing Law. THIS AGREEMENT AND THE RIGHTS
AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF AND THE VENUE FOR ANY ACTION HEREUNDER SHALL BE IN ORANGE COUNTY, TEXAS.

                  Section 10.08. Exercise of Rights and Remedies. Except as otherwise provided herein, no delay or omission in the exercise of any right, power or remedy accruing to any party hereto as a result of any breach or default hereunder by any other party hereto shall impair any such right, power or remedy, nor shall it be construed, deemed or interpreted as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be construed, deemed or interpreted as a waiver of any other breach or default hereunder occurring before or after that waiver.

                  Section 10.09. Time. Time is of the essence in the performance of this Agreement in all respects.
                  Section 10.10. Reformation and Severability. If any provision of this Agreement is invalid, illegal or unenforceable, that provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties hereto as expressed herein, and if such a modification is not possible, that provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

                  Section 10.11. Remedies Cumulative. No right, remedy or election given by any term of this Agreement shall be deemed exclusive, but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

                  Section 10.12.            [Reserved.]

                  Section 10.13. Risk of Loss. Legal title, equitable title and risk of loss respecting the Assets will not pass to Purchaser until the Assets are sold, conveyed, assigned and transferred to Purchaser on the Closing Date.


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